KBS SOR (BVI) Holdings LTD

Presentation of separate financial data annexed
to the consolidated financial statements related to the Company

As of June 30, 2017 (UNAUDITED)

U.S. DOLLARS IN THOUSANDS

- - - - - - - - - - -

Special Report in accordance with Regulation 38d

Financial Information and Financial Data from the

Consolidated Financial Statements Attributable to the Company

Below is separate financial information and financial data attributable to the Company from the Company's consolidated financial statements as of June 30, 2017, published as part of the periodic reports ("consolidated financial statements"), presented in accordance with Regulation 38d to the Israeli Securities Regulations (Periodic and Immediate Reports), 1970.

KBS SOR (BVI) HOLDINGS, LTD.

STATEMENTS OF FINANCIAL POSITION

USD in thousands

	June 30,		December 31,
	2017	2016	2016
	Unaudited		Audited
	U.S. dollars in thousands

ASSETS
Non-current assets
Investments in investees	$1,102,346	$980,040	$1,103,741
Restricted cash	6,240	5,433	5,649
Escrow deposit for acquisition of real estate	-	16,000	2,000

	1,108,586	1,001,473	1,111,390

Current assets
Cash and cash equivalents	625	95,602	2,413
Derivative financial instruments	15,052	-	12

	15,677	95,602	2,425

Total assets	$1,124,263	$1,097,075	$1,113,815

EQUITY	$849,472	$845,944	$862,712

Non-current liabilities
Debentures, net	270,705	242,117	243,455

Current liabilities
Accounts payable and accrued liabilities	4,086	3,485	3,738
Derivative financial instruments	-	-	3,910
Due to Parent Company	-	5,529	-

	4,086	9,014	7,648

Total liabilities	274,791	251,131	251,103

Total equity and liabilities	$1,124,263	$1,097,075	$1,113,815

August 10, 2017	/s/ Jeffrey Waldvogel	/s/ Peter McMillan III	/s/ Keith David Hall
Date of approval of the financial statements	Waldvogel, Jeffrey Chief Financial Officer	McMillan, Peter III Chairman of Board of Directors	Hall, Keith David Chief Executive Officer

The accompanying notes are an integral part of this financial position.

KBS SOR (BVI) HOLDINGS LTD

STATEMENTS OF OPERATIONS

USD in thousands

	Six months ended June 30,		Three months ended June 30,		Year ended December 31,
	2017	2016	2017	2016	2016
	Unaudited				Audited
	U.S. dollars in thousands

Share of profit from investees, net	$20,818	$13,710	$5,403	$13,643	$86,098
Asset management fees to affiliate	(5,603)	(2,918)	(2,855)	(2,205)	(8,253)
General and administrative expenses	(617)	(541)	(229)	(341)	(1,466)

Operating income	14,598	10,251	2,319	11,097	76,379

Finance expense	(6,541)	(3,957)	(3,334)	(3,140)	(10,311)
Foreign currency transaction adjustments, net	(7,097)	2,037	(2,426)	2,340	(2,997)

Net income (loss)	$960	$8,331	$(3,441)	$10,297	$63,071

The accompanying notes are an integral part of this financial position.

KBS SOR (BVI) HOLDINGS LTD

STATEMENTS OF COMPREHENSIVE INCOME

USD in thousands

	Six months ended June 30,		Three months ended June 30,		Year ended December 31,
	2017	2016	2017	2016	2016
	Unaudited				Audited
	U.S. dollars in thousands

Net income (loss)	$960	$8,331	$(3,441)	$10,297	$63,071

Total comprehensive income (loss)	$960	$8,331	$(3,441)	$10,297	$63,071

The accompanying notes are an integral part of this financial position.

KBS SOR (BVI) HOLDINGS LTD

STATEMENTS OF CASH FLOW

USD in thousands

	Six months ended June 30,		Three months ended June 30,		Year ended December 31,
	2017	2016	2017	2016	2016
	Unaudited				Audited
	U.S. dollars in thousands

Cash flows from operating activities
Net income (loss) for the period	$960	$8,331	$(3,441)	$10,297	$63,071

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Share of profit from investees	(20,818)	(13,710)	(5,403)	(13,643)	(86,098)
Finance expense	6,541	3,957	3,334	3,140	10,311
Distribution from investees, net	35,597	13,710	17,674	6,397	48,854
Foreign currency transaction adjustments, net	7,097	(2,037)	2,426	(2,340)	2,997
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	(15)	120	(40)	(59)	86
Due to Parent Company	-	24	-	3	-

Net cash provided by operating activities	29,362	10,395	14,550	3,795	39,221

Cash flows used in investing activities
Investments in investees	(44,158)	(160,492)	(7,514)	(156,642)	(333,994)
Escrow deposits for investments in investees	-	(16,000)	-	(16,000)	(2,000)
Distribution from investees, net	32,786	31,765	698	31,765	118,838
Purchase of interest rate cap	-	-	-	-	(15)

Net cash used in investing activities	(11,372)	(144,727)	(6,816)	(140,877)	(217,171)

Cash flows from financing activities
Proceeds from issue of debentures	-	249,211	-	-	249,211
Payments of deferred financing costs	-	(8,164)	-	(335)	(8,680)
Restricted cash for debt service obligations	-	(5,386)	-	-	(5,595)
Interest paid	(5,583)	-	-	-	(5,232)
Repayments to Parent Company	-	-	-	-	(5,512)
Borrowings from Parent Company	-	3,850	-	-	4,375
Distribution to Owner	(14,200)	(13,700)	(7,500)	(7,100)	(51,700)

Net cash provided by financing activities	(19,783)	225,811	(7,500)	(7,435)	176,867

Effect of exchange rate changes on cash and cash equivalents	5	4,123	2	(4,491)	3,496

(Decrease) Increase in cash	(1,788)	95,602	236	(149,008)	2,413
Cash, beginning of the period	2,413	-	389	244,610	-

Cash, end of the period	$625	$95,602	$625	$95,602	$2,413

Non-cash activities
Investment in investees	$—	$809,682	$—	$—	$809,682
Increase in deferred financing fees due to Parent Company and payable	$—	$518	$—	$—	$—

The accompanying notes are an integral part of this financial position.

KBS SOR (BVI) Holdings LTD
NOTES TO FINANCIAL STATEMENTS

USD in thousands

NOTE 1:     BASIS OF PREPERATION

Separate financial information is prepared in a condensed format as of June 30, 2017 and for the six months then ended, in accordance with Regulation 38D of the Securities Regulations (Periodic and Immediate Reports), 1970.

Please refer to the separate financial information in this regard to the financial information on the annual financial statements of the Company as of December 31, 2016 and for the year then ended, and the information accompanying notes (hereinafter - the annual consolidated financial statements).

NOTE 2:     SIGNIFICANT EVENTS DURING THE REPORTING PERIOD

Dividend approval:

In March and June 2017, the Company declared and paid distributions of dividend to the Owner in the amount of $6.7 million and $7.5 million, respectively.

NOTE 3:     SUBSEQUENT EVENTS

Hedge:

On August 3, 2017, the Company terminated the foreign currency collars and as a result received $6.6 million. On August 3, 2017, the Company, entered into a USD put/ILS call to hedge against a change in the exchange rate of the Israeli new Shekel versus the U.S. Dollar as it now has the right, but not the obligation, to purchase up to 970.2 million Israeli new Shekels at the rate of ILS 3.4 per USD for an amount up to $285.4 million. The cost of the USD put/ILS call option was $3.4 million.